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                                                                     EXHIBIT 10


                             VENTURE ADVISORS, INC.
                             4521 PGA Boulevard #330
                        Palm Beach Gardens, Florida 33418


                                                   June 29, 1997


Leslie S. Levine
President
Fusion Systems Corporation
7600 Standish Place
Rockville, MD  20855

Dear Leslie:

         This letter confirms our understanding that Fusion Systems Corporation (the "Company") has engaged Venture Advisors, Inc., an affiliate of Daniel Tessler ("VAI"), as a non-exclusive financial advisor with respect to the possible sale or other form of business combination (a "Transaction") of or with the Company.

         1. VAI, in its capacity as financial advisor to the Company, has and will participate as a principal in all aspects of the design, management and execution of the selling plan and process, and advise the Board of Directors with respect thereto.

         2. VAI's compensation for its services under this engagement will be determined as follows:

         (A) The Company will pay VAI a transaction fee on the consideration received by the Company or its shareholders, as the case may be, equal to 93 basis points multiplied by an amount equal to (i) the number of fully diluted shares of capital stock of the Company multiplied by the price per share (without giving effect to amounts received or receivable under any contingent payment obligation issued by the Company) in a sale transaction less (ii) the amount of cash of the Company on hand as of the closing of such a sale transaction.

         (B) In addition to any fees payable by the Company to VAI hereunder, the Company shall, whether or not a transaction shall be consummated, reimburse VAI for its travel and other reasonable and customary, documented out-of-pocket expenses incurred in connection with, or arising out of VAI's activities under or contemplated by, this engagement. Such reimbursement shall be made promptly upon submission by VAI of statements therefor. VAI agrees that, without the



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                  Company's prior written consent, it will not engage any third party consultants or professional service providers. Any fees or expenses of counsel consulted by VAI shall be the responsibility of VAI.

         3. VAI acknowledges that the Company has also retained the financial advisory services of Salomon Brothers Inc ("Salomon") to render a fairness opinion on the proposed transaction. Any fees due from and payable by the Company to Salomon shall be separate and distinct with respect to the Company's payment obligations to VAI hereunder.

         4. The Company recognizes and confirms that, in advising the Company and in completing its engagement hereunder, VAI will be using and relying on publicly available information and on data, material and other information furnished to VAI by the Company and other parties. It is understood that in performing under this engagement VAI may rely upon such publicly available information and the other information so furnished without independent verification.

         Except as contemplated by the terms hereof or as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, VAI shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party without the prior written consent of the Company, other than such of its employees and advisors as VAI determines have a need to know.

         5. The Company and VAI hereby mutually acknowledge that the rights and obligations of Daniel Tessler as a member of the Board of Directors and as a stockholder of the Company are not modified by this Agreement. In the event of conflict, such rights and responsibilities will take precedence over any obligations he may have as a principal of VAI which are contemplated by this Agreement.

         6. Since VAI will be acting on behalf of the Company in connection with its engagement hereunder, the Company and VAI have entered into a separate letter agreement, dated the date hereof and attached hereto, providing for indemnification by the Company of VAI and certain related persons. Such indemnification agreement is an integral part of this letter and the terms thereof are incorporated by reference herein.

         7. The engaged of VAI hereunder may be terminated at any time at will either by the Board of Directors of the Company or by VAI upon written notice thereof to the other party; provided, however, that (a) any termination of VAI's engagement hereunder shall not affect the Company's obligation to indemnify VAI and certain related persons as provided in the indemnification agreement referred to above and (b) any termination by the Company of VAI's engagement hereunder shall not affect the Company's obligation to pay for fees for Transactions initiated or worked on during the term of VAI's engagement with the Company and expenses provided for in Paragraph 2 hereof.

         8. This agreement shall be deemed made in New York. This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to

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such state's rules concerning conflicts of laws. The parties hereby irrevocably consent to personal jurisdiction and venue in any court of the State of New York or any Federal court sitting in the City of New York for the purposes of any suit, action or other proceeding arising out of this agreement, which is brought by the Company, or which is brought against the Company by VAI, and each hereby agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The Company and VAI each hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address set forth above, or if to VAI, at its address set forth above, any such service to become effective ten (10) days after such mailing.

         9. This agreement may be executed in counterparts, each of which together shall be considered a single document.

         We are pleased to accept this engagement. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement.

                                       Very truly yours,

                                       VENTURE ADVISORS, INC.


                                       By: /s/ Daniel Tessler
                                           --------------------
                                           Daniel Tessler



ACCEPTED AND AGREED TO:

FUSION SYSTEMS CORPORATION


By: /s/ Leslie S. Levine
    ------------------------
    Leslie S. Levine
    President



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                           FUSION SYSTEMS CORPORATION
                               7600 Standish Place
                            Rockville, Maryland 20855


                                                   June 29, 1997


Venture Advisors, Inc.
4521 PGA Boulevard #330
Palm Beach Gardens, FL  33418

Gentlemen:

         In connection with your engagement as our financial advisor pursuant to a separate agreement dated as of the date hereof between you and us, we hereby agree to indemnify and hold harmless Venture Advisors, Inc. ("VAI") and its affiliates, their respective directors, officers, agents, employees and controlling persons, and each of their respective successors and assigns (collectively, the "indemnified persons"), to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them which (A) are related to or arise out of (i) actions or alleged actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by us or (ii) actions or alleged actions taken or omitted to be taken by an indemnified person with our consent or in conformity with our actions or omissions or (B) are otherwise related to or arise out of VAI's activities on our behalf under VAI's engagement. We will not be responsible, however, for any losses, claims, damages, liabilities or expenses which are finally judicially determined to have resulted from the bad faith, gross negligence or willful misconduct of the indemnified person. We also agree that no indemnified person shall have any liability to us for or in connection with such engagement except for losses, claims, damages, liabilities or expenses incurred by us which are finally judicially determined to have resulted from the bad faith, gross negligence or willful misconduct of such indemnified person.

         Promptly after receipt by an indemnified person of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify us in writing of such complaint or of the commencement of such action or proceeding, but failure to so notify us will relieve us from any liability which we may have hereunder only if, and to the extent that, such failure is substantially prejudicial to us, and will not in any event relieve us from any other obligation or liability that we may have to any indemnified person otherwise than under this letter agreement. If we so elect or are requested by such indemnified person, we will assume the defense of such action or proceeding and will employ counsel (which counsel, if VAI is an indemnified person in such




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action, or if such indemnified person concurs with VAI, shall be reasonably satisfactory to VAI) in connection with such defense, including payment of such counsel's fees and disbursements. In the event, however, (i) such counsel advises such indemnified person that having common counsel would present such counsel with a conflict of interest; or (ii) if we fail to assume the defense of the action or proceeding, or, if VAI is an indemnified person in such action and we do not employ counsel reasonably satisfactory to VAI, in either case in a timely manner, then such indemnified person may employ separate counsel to represent or defend it in any action or proceeding and we will pay the reasonable and customary fees and disbursements of such counsel; provided, however, that we will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified persons in any jurisdiction in any single action or proceeding or in any series of actions or proceedings arising out of or relating to the same alleged actions or omissions of such indemnified persons. No indemnified person shall, without our prior written consent (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which we are a party or for which indemnification or contribution may be sought hereunder, unless such settlement, compromise or consent includes an unconditional release of us and each indemnified person hereunder from all liability arising out of such claim, action, suit or proceeding or unless the person seeking indemnification or contribution hereunder releases the Company from its obligations to such indemnified person and any other indemnified persons hereunder with respect to such settlement, compromise or consent. In any action or proceeding the defense of which we assume, the indemnified person will have the right to participate in such litigation and to retain its own counsel at such indemnified person's own expense. We further agree that we will not, without the prior written consent of VAI, which consent shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not VAI or any other indemnified person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of VAI and each other indemnified person hereunder from all liability arising out of such claim, action, suit or proceeding.

         We agree that if any indemnification sought by an indemnified person pursuant to this letter agreement is held by a court to be unavailable for any reason other than as specified in the second sentence of the first paragraph of this letter agreement, then (whether or not VAI is the indemnified person) we and VAI will contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and VAI, on the other hand, in connection with VAI's engagement referred to above, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of us, on the one hand, and VAI, on the other hand, as well as any other relevant equitable considerations; provided, however, that in any event VAI's aggregate contribution to all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder will not exceed the amount of fees actually received by VAI from us pursuant to VAI's engagement referred to




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above. It is hereby agreed that for the purposes of this paragraph, the relative benefits to us, on the one hand, and VAI, on the other hand, with respect to VAI's engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received by us or our stockholders, as the case may be, pursuant to the transaction, whether or not consummated, for which VAI is engaged to render financial advisory services, bears to (ii) the fee paid or proposed to be paid to VAI in connection with such engagement. It is agreed that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the considerations referred to in this paragraph.

         We further agree that we will promptly reimburse VAI and any other indemnified person hereunder for all reasonable and customary expenses (including reasonable and customary fees and disbursements of counsel) as they are incurred by VAI or such other indemnified person in connection with investigating, preparing or defending any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder, whether or not in connection with pending or threatened litigation in which VAI or any other indemnified person is a party.

         Our indemnity, contribution and other obligations under this letter agreement shall be in addition to any rights that VAI or any other indemnified person may have at common law or otherwise, and shall be binding on our successors and assigns.

         This letter agreement shall be deemed made in New York. This letter agreement and all controversies arising from or relating to performance under this letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's rules concerning conflict of laws. This letter shall be binding on our successors and assigns.

         It is understood that, in connection with VAI's above-mentioned engagement, VAI may also be engaged to act in one or more additional capacities, and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The provisions of this letter agreement shall apply to the original engagement, related activities prior to the date of the original engagement, any such additional

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engagement or such additional engagement and shall remain in full force and effect following the completion and termination of VAI's engagement(s).

                                             Very truly yours,

                                             FUSION SYSTEMS CORPORATION


                                             By: /s/ Leslie S. Levine
                                                 -----------------------------

                                             Dated: June 29, 1997


Accepted:

VENTURE ADVISORS, INC.

/s/ Daniel Tessler
------------------------------
Daniel Tessler